INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the registration statement of United Heritage Corporation on Form SB-2 Pre-Effective Amendment No. 1 filed with the Securities and Exchange commission on June 8, 2004 of our report dated May 29, 2003, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 2003 and 2002, and for each of the years then ended, which report is included in the Annual Report on Form 10-KSB of United Heritage Corporation for the year ended March 31, 2003. We also consent to the reference to our firm under the caption "Experts."



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
June 8, 2004